                                                                  EXHIBIT 10.3





                           BURLINGTON RESOURCES INC.
                          INCENTIVE COMPENSATION PLAN




               As Amended and Restated Effective October 1, 1994
                     (Originally Effective January 1, 1989)

                           BURLINGTON RESOURCES INC.
                          INCENTIVE COMPENSATION PLAN



                               Table of Contents

                                                                              Page
                                                                              ----
Section 1                   Definitions   . . . . . . . . . . . . . . . . . .   1
Section 2                   Administration  . . . . . . . . . . . . . . . . .   3
Section 3                   Participants  . . . . . . . . . . . . . . . . . .   4
Section 4                   Incentive Award Pool  . . . . . . . . . . . . . .   4
Section 5                   Individual Awards   . . . . . . . . . . . . . . .   6
Section 6                   Payment Of Incentive Awards   . . . . . . . . . .   7
Section 7                   General Provisions  . . . . . . . . . . . . . . .  14








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                           BURLINGTON RESOURCES INC.
                          INCENTIVE COMPENSATION PLAN

                                    PREAMBLE

              WHEREAS, Burlington Resources Inc. (the "Company") established the Burlington Resources Inc. Incentive Compensation Plan (the "Plan") effective January 1, 1989 in order for the Company to attract and retain exceptional employees and to provide a direct incentive to the Participants to improve the profitability of the Company; and

              WHEREAS, the Company amended and restated the Plan effective May 1, 1990 and desires to amend and restate the Plan to effect certain changes;

              NOW, THEREFORE, the Company does hereby amend and restate the Plan as set forth herein, effective October 1, 1994.

                                   SECTION 1

                                  DEFINITIONS

              For purposes of the Plan, the following terms shall have the meanings indicated:

1.1 Account means a Memorandum Account, Special Deferral Memorandum Account, and/or an Automatic Deferral Account, as each is defined in
           Section 6.5.

1.2 Beneficiary means the person(s) designated by a Participant, on a form provided by the Management Committee and filed with the Company's Human Resources Department, to receive benefits from the Plan in the event of his or her death. A Participant may change his or her beneficiary designation at any time. If no designated Beneficiary survives the

           Participant, the Beneficiary shall be the Participant's surviving spouse or, if none, his or her estate.

1.3        Board means the Board of Directors of the Company.

1.4        Company means Burlington Resources Inc., a Delaware corporation.

1.5 Company Stock Account means a notional subaccount of an Account credited with Phantom Stock, as provided in Section 6.6.

1.6        Employer means the Company and its subsidiaries.

1.7 Fair Market Value means, as applied to a specific date, the mean between the highest and lowest quoted selling prices at which the common stock of the Company was sold on such date as reported in the NYSE-Corporate Transactions by The Wall Street Journal on such date or, if no Company common stock was traded on such date, on the next preceding day on which its common stock was so traded.

1.8 Incentive Award means the amount of a Participant's individual award granted to the Participant for a year pursuant to Section 5.

1.9 Interest Account means a notional subaccount of an Account credited with interest, as provided in Section 6.6.

1.10       Management Committee means the committee appointed pursuant to
           Section 2.1 to administer the Plan.

1.11 Participant means each employee who participates in the Plan in accordance with Section 3.

1.12 Permanent Disability means the Management Committee has found, upon the basis of medical evidence satisfactory to it, that a Participant is totally disabled, whether due to physical or mental condition, so as to be prevented from engaging in further fullCtime employment by the Employers and that such disability is reasonably expected to be permanent or long-term.




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1.13       Phantom Stock means a phantom or notional share of common stock of the Company. A Participant shall not possess any rights of a stockholder of the Company with respect to a share of Phantom Stock, including, without limitation, rights concerning voting and dividends. A share of Phantom Stock shall be payable solely in cash under the Plan.

1.14 Plan means the Burlington Resources Inc. Incentive Compensation Plan either in its previous or present form or as amended from time to time.

1.15 Termination means a Participant's termination of employment with the Employers, including by reason of death, retirement or Permanent Disability.

                                   SECTION 2

                                 ADMINISTRATION

       2.1 Management Committee. The Plan shall be administered by a management committee (the "Management Committee") consisting of such executives of the Company as the Chief Executive Officer of the Company shall designate. Subject to review by the Compensation and Nominating Committee of the Board, the Management Committee shall have the complete authority and power to interpret the Plan, prescribe, amend and rescind rules relating to its administration, select eligible Participants, determine a Participant's (or Beneficiary's) right to a payment and the amount of such payment, and to take all other actions necessary or desirable for the administration of the Plan. All actions and decisions of the Management Committee shall be final and binding upon all Participants and Beneficiaries. No member of the Management Committee shall vote on any matter that pertains solely to himself or herself.




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                                   SECTION 3

                                  PARTICIPANTS


       3.1 Participants. The Management Committee shall determine and designate the executives of the Company and other key employees of the Employers who are eligible to receive awards under the Plan (the "Participants"). Participants will be limited to those employees who, because of their management or staff positions, have the principal responsibility for the management, direction and success of the Company as a whole or a subsidiary or a particular business unit thereof. Directors of the Company who are full-time executives of the Company shall be eligible to participate in the Plan.

                                   SECTION 4

                              INCENTIVE AWARD POOL

       4.1 Incentive Award Pool. A memorandum account (the "Incentive Award Pool") shall be established for the Company and each participating subsidiary for purposes of determining the amount of money which shall be available for Incentive Awards for each year. The Incentive Award Pool of an Employer (the Company or a participating subsidiary) for each year shall be an amount equal to the sum total of the aggregate maximum incentive awards available for its Participants for that year. Each Participant's maximum incentive award for a particular year (the-Maximum Incentive Award") shall equal the Participant's annual salary (as defined below) multiplied by the Maximum Award Percentage (as defined below), which amount is then multiplied by the Performance Standard Percentage (as defined below) of his Employer for that year; provided, however, that for Participants in grade F and above who are employed by a participating subsidiary, the Maximum Incentive Award shall be the sum of (a) the Participant's annual salary multiplied by his Maximum Award Percentage, which amount is then multiplied by one-half of the subsidiary's Performance Standard Percentage for the year, plus (b) the Participant's




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annual salary multiplied by his or her Maximum Award Percentage, which amount is then multiplied by one-half of the Company's Performance Percentage for the year. The term "annual salary" shall mean the Participant's annual salary being paid at the end of the year (or date of Termination, if applicable) exclusive of bonuses and all other items of compensation for the year.

       4.2 Company/Subsidiary Performance. At the beginning of each year, the Compensation and Nominating Committee shall approve strategic and financial objectives for the Company for the year, and the Management Committee shall approve strategic and financial objectives for the participating subsidiaries for the year. At the end of the year, the same committee that approved the objectives of the Company or a participating subsidiary, as the case may be, shall assess the Company or subsidiary's performance in relation to those objectives for purposes of establishing the size of the Incentive Award Pool in accordance with the following table of Performance Categories and Standard
Percentages:



                      Company or Subsidiary                Performance
                      Performance Category            Standard Percentage
                      ---------------------           -------------------
                 I.     Performance for the year
                        was outstanding and
                        exceeded objectives.                  100%

                 II.    Performance for the year
                        met or exceeded objectives
                        or was excellent in view of
                        prevailing conditions.                 75%

                 III.   Performance for the year
                        generally met objectives
                        or was very acceptable
                        in view of prevailing
                        conditions.                            50%

                 IV.    Performance for the year
                        did not meet objectives
                        and was generally below
                        acceptable levels.                0 to 25%






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
       4.3 Maximum Award Percentage. Each participating employer (the Company or a subsidiary) shall establish the salary grades of its Participants. The Compensation and Nominating Committee shall assign a percentage of annual salary (the "Maximum Award Percentage") for the President and Chief Executive Officer of the Company and the Management Committee shall assign the Maximum Award Percentages applicable to all other Participants. The Maximum Award Percentages of the Participants shall be used to calculate the Incentive Award Pools, as set forth in Section 4.1.

                                   SECTION 5

                               INDIVIDUAL AWARDS

       5.1 President and Chief Executive Officer. The Compensation and Nominating Committee of the Board shall annually grant the Incentive Award for the President and Chief Executive Officer of the Company. In evaluating the President and Chief Executive Officer, the Compensation and Nominating Committee shall consider the corporate objectives of the Company and his or her responsibilities and accomplishments, and such other factors as it deems appropriate.

       5.2 Other Participants. The Management Committee shall annually grant the Incentive Awards to the Participants other than the President and Chief Executive Officer of the Company in accordance with their individual performances. In evaluating a Participant, the Management Committee shall consider the corporate objectives of the Participant's Employer, the Participant's responsibilities and accomplishments, and such other factors as it deems appropriate.

       5.3 Incentive Award Limits. The aggregate individual Incentive Awards for an Employer's Participants may not exceed that Employer's Incentive Award Pool. A Participant's performance must be satisfactory, regardless of Company or subsidiary performance, before he or she may be granted an Incentive Award.




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       5.4    New Employee, or Retirement, Disability, Death or Termination of
Employment. The Compensation and Nominating Committee or the Management Committee, as applicable and in its discretion, may grant all or such portion of an Incentive Award for the year as it deems advisable to a Participant (or his Beneficiary in the case of his death) who is employed or who is promoted to an executive grade during the year, or whose employment is terminated during the year because of his or her retirement, death, permanent disability, resignation or discharge.

                                   SECTION 6

                          PAYMENT OF INCENTIVE AWARDS

       6.1 Immediate Payment. Each Participant who has elected to receive his or her Incentive Award for the year currently shall be paid his or her Incentive Award in cash in the month following the month in which the award is made.

       6.2 Voluntary Deferrals. Prior to the end of any year, each Participant may elect to have the payment of all or a portion of his or her Incentive Award for that year deferred until his or her Termination, subject to a $1,000 minimum. The election shall be irrevocable and shall be made on a form prescribed by the Management Committee, which shall govern the amount deferred, the form of its payment pursuant to Section 6.9 following the Participant's Termination, and, except as provided below, the investment of the Participant's Memorandum Account for such deferral period pending its payment. A Participant's deferral election shall apply only to the Incentive Award for that year. If a Participant has not made a deferral election, the Incentive Award payable to him or her for that year shall be paid pursuant to Section 6.1.

       6.3 Special Deferrals. The Management Committee may, in its discretion, approve deferred payments ("Special Deferrals") as follows. Prior to the end of any year, each Participant may elect to have the payment of all or a portion of




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his or her Incentive Award for that year deferred until a date or dates specified by the Management Committee, which, with respect to any Special Deferral invested in Phantom Stock, must be more than six months after the effective date of such deferral. The Participant's election shall be irrevocable and shall be made on a form prescribed by the Management Committee. A Participant's Special Deferral election shall apply only to the Incentive Award for that year. If a Participant has not made a Special Deferral election, the Incentive Award payable to him or her for that year shall be paid in accordance with Section 6.1.

       6.4 Automatic Deferrals. If the Management Committee determines that all or part of the Incentive Award to be paid to a Participant pursuant to
Section 6.1 would be nondeductible by the Company or a subsidiary for Federal tax purposes due to the limitations of Section 162(m) of the Internal Revenue Code, so much of the payment, if any, that would be deductible that year shall be paid to the Participant pursuant to Section 6.1 and, unless the Management Committee, in its sole discretion, directs otherwise, the balance of such Incentive Award shall be deferred automatically and credited to the Participant's Automatic Memorandum Account, which, pursuant to the Participant's election, shall be invested and payable as follows:

       (a) invested in the Interest Account and payable in the first year or years in which the Management Committee, in its sole discretion, determines either such payment(s) would be deductible or to forego the deduction;

       (b) invested in the Interest Account and payable upon the Participant's Termination; or

       (c) invested in the Company Stock Account and payable upon the Participant's Termination.

       A Participant's election must be made prior to the deferral date and, if
(b) or (c) is elected, the election must also specify the form in which the Account is to be




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paid as provided in Section 6.9.  If the Participant does not timely make an election with respect to an automatic deferral, he or she shall be deemed to have elected option (a) above. Automatic Memorandum Accounts are payable only in cash.

       6.5 Memorandum Accounts. Each year the Company shall establish a ledger or notional account (the "Memorandum Account") for each Participant who has elected to defer payment of his or her Incentive Award that year for the purpose of reflecting the Company's obligation to pay the deferred Incentive Award for such year as specified pursuant to Section 6.9; provided, however, that all Memorandum Accounts established for a Participant that are to be paid in the same manner, i.e., a lump sum, 60 installments or 120 installments, may be combined into a single Memorandum Account. Similarly, a separate Special Memorandum Account shall be established for each Special Deferral for each Participant; however, all Special Deferrals of a Participant that are to be paid at the same time and in the same manner may be combined into a single Special Memorandum Account. In addition, a separate Automatic Memorandum Account shall be established for each automatic deferral made pursuant to
Section 6.3 with respect to a Participant.

       6.6 Investment of Accounts. Except as provided below, each Account shall accrue interest on the deferred Incentive Award credited to such Account from the date such Incentive Award is credited to the Account through the date of its distribution (the "Interest Account"). Such interest shall be credited to the Interest Account at the end of each calendar quarter or such other periods as may be determined by the Management Committee. The Management Committee shall determine, in its sole discretion, the rate of interest to be credited periodically to the Interest Accounts.

       With respect to an election to defer (or an automatic deferral of) an Incentive Award for any year beginning after 1993, a Participant may irrevocably request that the Management Committee credit all or a specified percentage of his or her Incentive Award deferred for that year in shares of Phantom Stock; however, the Management Committee shall not be obligated to honor any such Participant's request. If the Management Committee elects to honor any such request, it shall establish a separate notional subaccount for such Participant under his or her Account, which shall be credited with whole and fractional shares of Phantom Stock as of the date of the Incentive Award for such year, and with phantom (notional) dividends with respect to the Phantom Stock, which shall be credited as being reinvested in additional shares of Phantom Stock (the "Company Stock Account"). All credits and debits to the Company Stock Account shall be made based on the Fair Market Value per share of the Company's common stock on the applicable date; provided, however, with respect to an automatic deferral pursuant to Section 6.3 that is to be invested in Phantom Stock, the number of shares of Phantom Stock credited to the Participant's Company Stock Account with respect to such automatic deferral shall be determined on the same basis as if such deferral had been the exercise of a Stock Purchase Right that year under the Company's 1993 Stock Incentive Plan. If the Management Committee chooses to not honor any Participant's request to invest his or her Account in shares of Phantom Stock, the Participant's deferral automatically shall be held in the Interest Account.

       6.7 Special Phantom Stock Investment Elections. Each Participant who has an Account under the Plan on October 1, 1994 shall be given a one-time irrevocable election to request that all or a specified percentage of his or her Account balance as of that date, as elected by the Participant, be invested in the Company Stock Account; however, the Management Committee shall not be obligated to honor any such request. This election shall be in such form as the Management Committee shall establish, and must be made prior to October 1, 1994.

       6.8 Change in Section 16(b) Rules. Notwithstanding anything in the Plan to the contrary, if the rules promulgated under Section 16(b) of the Securities




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Exchange Act of 1934, as amended, are amended or interpreted by the Securities and Exchange Commission to permit "insiders" to make investment changes with respect to their accounts under cash only type of plans like the Plan, the Management Committee, in its sole discretion, may amend the Plan in any manner it deems appropriate to allow Participants the ability to request, from time to time, investment changes with respect to their Account balances under the Plan and may also add additional notional subaccounts under the Plan for such other investments as the Management Committee deems appropriate to offer under the Plan.

       6.9 Payment of Accounts. Except as provided below, upon a Participant's Termination or on any Special Deferral payment date, the Company shall pay to such Participant (or to his or her Beneficiary in case of the Participant's death) an amount in cash equal to the balance then credited to his or her affected Account(s) as follows:

       (a)    a lump sum payment; or

       (b)    in 60 consecutive substantially equal monthly installments; or

       (c)    in 120 consecutive substantially equal monthly installments,

whichever form of payment has been elected by the Participant. However, if a Participant elects to receive the distribution of a Company Stock Account in installments, his or her Company Stock Account automatically shall be converted into an Interest Account as of the Participant's date of Termination or Special Deferral payment date, as the case may be.

       Payment of Accounts shall commence or be made in the month following the month in which the Participant's Termination or Special Deferral payment date occurs; provided, however, if the Management Committee determines that all or part of a payment to be made to a Participant pursuant to this Section 6.9 would be nondeductible by the Company or a subsidiary for Federal tax purposes due to the limitations of Section 162(m) of the Internal Revenue Code, so much of the payment, if any, that would be deductible in the year of Termination (or Special Deferral payment date) shall be paid to the Participant immediately following his or her Termination (or Special Deferral




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
payment date) and, unless the Management Committee, in its sole discretion, directs otherwise, the balance of the Account shall be paid to the Participant
(i) with respect to a Termination, not later than the end of the third month of the next following year and (ii) with respect to a Special Deferral payment date, in the first year in which the Management Committee, in its sole discretion, determines either that such payment would be deductible or to forego the deduction, in each case such delayed payment being based on the value of the Account at the time of such actual payment.

       Notwithstanding anything in the Plan to the contrary however, each Participant who has an Account under the Plan on October 1, 1994 shall be given a one-time irrevocable election to select, within the distribution options specified above, the manner in which one or more of such Accounts is to be paid on his or her Termination; provided, however, no such distribution election shall be effective with respect to any Termination (or Special Deferral payment date) occurring prior to January 1, 1995, unless such Termination is due to the Participant's death, Permanent Disability occurring after October 1, 1994, or involuntary termination by the Company or a subsidiary (whether a termination is involuntary shall be determined by the Committee). Such distribution election shall be in such form as established by the Management Committee and must be made prior to October 1, 1994.

       Further, if the Management Committee determines at any time that Participants may be given the ability to change their election as to the form of distribution of their Account(s) without causing the loss of any exempt treatment to "insiders" for securities laws purposes, the Management Committee may amend the Plan to provide for such election changes as it deems appropriate.




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       6.10   Acceleration of Payments.  Notwithstanding a Participant's
election to the contrary, the Management Committee, in its sole discretion, may accelerate the payment of all or part of the unpaid balance of a Participant's Account(s) in the event of the Participant's Termination, or upon its determination that the Participant (or his or her Beneficiary in the case of the Participant's death) has incurred a "severe financial hardship" resulting from a sudden and unexpected illness or accident of such person or of a dependent, a loss of such person's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of such person. The Management Committee in making its determination of severe financial hardship may consider such factors and require such information as it deems appropriate, but, in any case, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise or (ii) by liquidation of such person's assets, to the extent liquidation of such assets will not itself cause severe financial hardship. However, notwithstanding the foregoing, the Management Committee shall not accelerate the payment of any Company Stock Account maintained for a Participant if such acceleration would cause the loss on any exempt treatment under the Plan for "insiders" for securities laws purposes.

       6.11 Payment of Burlington Northern Inc. Deferred Incentive Awards. Incentive Awards that were deferred by a Participant under the Burlington Northern Inc. Incentive Compensation Plan, together with interest accrued thereon, shall be paid by the Company in accordance with the terms of this Plan and shall be in lieu of payment by Burlington Northern Inc.

       6.12 Payment Upon Change in Control. Notwithstanding any other provision of this Plan, in the event of a Change in Control of the Company, the maximum bonus amount attributable to the year in which the Change in Control




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
occurs shall become fully vested and payable within 30 days after the date of the Change in Control.

        For purposes of this Plan a "Change in Control" shall be deemed to occur:

              (i) if any person (as such term is used in sections 13(d) and 14(d)(2) of the Exchange Act (as defined in Section 7.7)) is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities,

              (ii) upon the first purchase of the Company's common stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company),

              (iii) upon the approval by the Company's stockholders of a merger or consolidation, a sale or disposition of all or substantially all of the Company's assets or a plan of liquidation or dissolution of the Company, or

              (iv) if, during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Company's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

                                   SECTION 7

                               GENERAL PROVISIONS

       7.1 Unfunded Obligation. The amounts to be paid to Participants pursuant to this Plan are unfunded obligations of the Company. The Company is not required to segregate any monies from its general funds, to create any trusts, or to make any special deposits with respect to this obligation. Title to and beneficial ownership of any investments, including trust investments, which the Company may make to fulfill this obligation shall at all times remain in the Company. Any investments and the creation or maintenance of any trust or notional accounts shall not create or constitute a trust or a fiduciary relationship between the Management Committee or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or his or her Beneficiary or his or her creditors in any assets of the Company whatsoever. The Participants (and Beneficiaries) shall have no claim against the Company for any changes in the value of any Accounts and shall be general unsecured creditors of the Company with respect to any payment due under this Plan.

       7.2 Incapacity of Participant or Beneficiary. If the Management Committee finds that any Participant or Beneficiary to whom a payment is payable under the Plan is unable to care for his or her affairs because of illness or accident or is under a legal disability, any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative) at the discretion of the Management Committee, may be paid to the spouse, child, parent or brother or sister of such Participant or Beneficiary or to any person whom the Management Committee has determined has incurred expense for such Participant or Beneficiary. Any such payment shall be a complete discharge of the obligations of the Company under the provisions of the Plan.

       7.3 Nonassignment. The right of a Participant or Beneficiary to the payment of any amounts under the Plan may not be assigned, transferred, pledged or encumbered in any manner nor shall such right or other interests be subject to attachment, garnishment, execution or other legal process.

       7.4 No Right to Continued Employment. Nothing in the Plan shall be construed to confer upon any Participant any right to continued employment with the Employers, nor interfere in any way with the right of an Employer to terminate the employment of such Participant at any time without assigning any reason therefor.




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
       7.5 Withholding Taxes. Appropriate taxes shall be withheld from the Participant's Incentive Award with respect to all deferrals made under the Plan and from all payments made to Participants and Beneficiaries pursuant to the Plan.

       7.6 Termination and Amendment. The Compensation and Nominating Committee of the Board may from time to time amend, suspend or terminate the Plan, in whole or in part, and if the Plan is suspended or terminated, the Compensation and Nominating Committee may reinstate any or all of its provisions. The Management Committee may also amend the Plan; provided, however, it may not suspend or terminate the Plan, or substantially increase the obligations of the Company under the Plan (provided, however, the addition of new notional subaccounts for investments shall not be deemed an increase in the obligations of the Company), or expand the classification of employees who are eligible to participate in the Plan. No amendment, suspension or termination of the Plan may impair the right of a Participant or his or her Beneficiary to receive the benefit accrued hereunder prior to the effective date of such amendment, suspension or termination.

       7.7 Compliance with Securities Laws. It is the intention of the Company that, so long as any of the Company's equity securities are registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), this Plan shall be construed to meet the requirements for exemption from Section 16 of the Exchange Act and, if any Plan provision is later found to be contrary to meeting the requirements for such exemption, that provision shall be deemed null and void. Notwithstanding anything in the Plan to the contrary, the Compensation and Nominating Committee, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers and directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants.




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
       7.8 Applicable Law. Except to the extent preempted by applicable federal law, the Plan shall be construed and governed in accordance with the laws of the State of Texas.




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